Exhibit 99.1

NEWS RELEASE

Media contact:	Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: August 7, 2017	Financial Media

Otter Tail Corporation Announces Second Quarter Earnings;

Raises 2017 Earnings Guidance Range, Board of Directors Declares Quarterly Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended June 30, 2017.

Summary:

●	Consolidated operating revenues were $212.1 million compared with $203.5 million for the second quarter of 2016.

●

Consolidated net income and diluted earnings from continuing operations totaled $16.7 million and $0.42 per share, respectively, compared with $15.6 million and $0.41 per share for the second quarter of 2016.

●	Given our strong first half 2017 results we are raising our 2017 consolidated earnings guidance range to $1.65 - $1.80 per diluted share from $1.60 - $1.75 per diluted share.

CEO Overview

“Employees across the organization improved operations to deliver second quarter earnings per share of $0.42 compared with $0.41 in the second quarter of 2016,” said Otter Tail Corporation President and CEO Chuck MacFarlane. “Our Electric and Plastics segments drove the earnings improvement. The utility had higher transmission service revenues and lower generating plant operating and maintenance costs this quarter compared to second quarter last year and the PVC pipe companies earned higher margins. Our second quarter Manufacturing segment results and corporate costs were in line with our expectations, although unfavorable to last year’s second quarter results, which included favorable product mix in the Manufacturing segment and nontaxable benefit proceeds from corporate-owned life insurance that did not occur in 2017.

“Highlights this quarter included two special acknowledgements for the utility. In May a Regulatory Research Associates report recognized Otter Tail Power Company as one of the five lowest price providers among utility operating companies. In June the Edison Electric Institute presented Otter Tail Power Company with the association’s Emergency Recovery Award for its outstanding restoration efforts after a snow and ice storm hit South Dakota on Christmas Day. We are proud of employees for these efforts.

“We also are pleased that two 345-kilovolt transmission projects under construction and designated as Multi-Value Projects by the Midcontinent Independent System Operator remain on schedule and on budget. We are a 50 percent owner in both the Big Stone South-Brookings line, scheduled for completion later this year, and the Big Stone South-Ellendale line, scheduled for completion in 2019. Otter Tail Power Company, manager on the Big Stone South-Ellendale project, has obtained all easements for the route and set approximately a third of the structures. Our combined investment in these two projects will be approximately $250 million.

“Otter Tail Power Company expects to invest $862 million from 2017 through 2021, including investments in these two regional transmission projects as well as new natural gas and wind generation associated with the company’s approved integrated resource plan. This will produce a projected compounded annual growth rate of 7.5 percent in utility rate base from 2015 through 2021.

“BTD, our custom metal fabricator, continues to make steady improvement in its Minnesota plants with improved plant flow, reduced logistics costs and added paint capabilities. BTD’s Illinois plant continues to perform well despite a reduction in wind fixture work compared with last year, and its Georgia plant, acquired in September 2015, continues to be integrated into BTD’s operations. The Georgia plant along with the other BTD’s facilities are on a common technology platform that facilitates common estimating, production scheduling, and inventory management. T.O. Plastics, our thermoforming manufacturer, also continues to improve operations and experienced increased sales in all its major end markets this quarter.

“These results provide a foundation for raising our 2017 earnings guidance range to $1.65 - $1.80 per diluted share from $1.60 - $1.75 per diluted share.”

Cash Flow from Operations, and Liquidity

Consolidated cash provided by continuing operations for the six months ended June 30, 2017 was $69.3 million compared with $64.2 million for the six months ended June 30, 2016. Contributing to the $5.1 million increase in cash provided by continuing operations between the periods was a $10.0 million reduction in discretionary contributions to the corporation’s funded pension plan and a $6.2 million increase in net income from continuing operations. These increases were partially offset by an $8.6 million increase in cash used for working capital items, a $1.1 million decrease in depreciation expense and $1.0 million less in deferred income taxes between periods. The increase in cash used for working capital items between the periods is primarily due to a $7.7 million increase in cash used to build inventories between the periods. All operating segments experienced increases in inventories in the first six months of 2017 compared with decreases in the first six months of 2016.

The following table presents the status of the corporation’s lines of credit:

(in thousands)	Line Limit	In Use On June 30, 2017	Restricted due to Outstanding Letters of Credit	Available on June 30, 2017	Available on December 31, 2016
Otter Tail Corporation Credit Agreement	$130,000	$117	$--	$129,883	$130,000
Otter Tail Power Company Credit Agreement	170,000	58,000	300	111,700	127,067
Total	$300,000	$58,117	$300	$241,583	$257,067

Board of Directors Declared Quarterly Dividend

On August 3, 2017 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.32 per share. This dividend is payable September 9, 2017 to shareholders of record on August 15, 2017.

Segment Performance Summary

Electric

	Three Months ended June 30,
($s in thousands)	2017	2016	Change	% Change
Retail Electric Revenues	$86,255	$85,985	$270	0.3
Wholesale Electric Revenues	1,184	859	325	37.8
Other Electric Revenues	14,797	11,081	3,716	33.5
Total Electric Revenues	$102,236	$97,925	$4,311	4.4
Net Income	$10,134	$9,148	$986	10.8
Heating Degree Days	420	455	(35)	(7.7)
Cooling Degree Days	96	133	(37)	(27.8)

The following table shows heating and cooling degree days as a percent of normal:

	Three Months ended June 30,
	2017	2016
Heating Degree Days	80.9%	87.7%
Cooling Degree Days	90.6%	125.5%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in the second quarters of 2017 and 2016 and between the quarters:

Three Months ended June 30,
	2017 vs Normal	2016 vs Normal	2017 vs 2016
Effect on Diluted Earnings Per Share	$ (0.01)	$ 0.00	($ 0.01)

The $0.3 million increase in retail electric revenues includes:

●

A $3.4 million increase in retail revenue related to the recovery of increased fuel and purchased power costs due to an increase in the price per kwh purchased and an increase in fuel costs per kwh generated to serve retail customers.

●	A $0.9 million increase in revenue due to increased kwh sales to commercial and industrial customers.

offset by:

●

A $1.5 million net decrease in retail revenue primarily due to an increase in the interim rate refund accrual in the second quarter of 2017 related to the final order in Otter Tail Power Company’s 2016 Minnesota general rate case.

●	A $0.8 million decrease in Environmental Costs Recovery rider revenue mainly due to a reduction in the unrecovered balance of environmental upgrades due to depreciation.

●	A $0.6 million negative price variance related to increased sales of electricity to customers with lower rate tariffs.

●	A $0.6 million decrease in Transmission Cost Recovery rider revenue due to a reduction in transmission services and costs from another regional transmission provider.

●

A $0.4 million decrease in revenue related to decreased consumption due to milder weather in the second quarter of 2017, evidenced by a 7.7% decrease in heating degree days and a 27.8% decrease in cooling degree days between the quarters.

●	A $0.1 million decrease in North Dakota Renewable Resource Adjustment rider revenue mainly due to an increase in Production Tax Credits that reduces rider revenue requirements.

Other electric revenues increased $3.7 million, primarily due to a $3.3 million increase in Midcontinent Independent System Operator, Inc. (MISO) transmission tariff revenues related to increased investment in regional transmission lines.

Production fuel costs increased $2.5 million as a result of a 23.5% increase in kwhs generated combined with a 1.1% increase in the cost of fuel per kwh generated from our steam-powered and combustion turbine generators. The increase in generation was mainly at Coyote Station, which was down for maintenance for eight weeks of the second quarter of 2016 but fully operational during the second quarter of 2017.

The cost of purchased power to serve retail customers increased $1.2 million, despite an 11.2% decrease in kwh purchases, as a result of a 21.9% increase in the cost per kwh purchased due to higher market prices and increased prices for energy purchases under a long-term contract.

Other electric operating and maintenance expenses decreased $1.1 million as a result of:

●

A $1.2 million reduction in external service costs mostly due to a decrease in costs related to a maintenance shutdown at Coyote Station in April and May of 2016 in conjunction with the Coyote Creek Coal Mine tie-in project.

●

A $0.6 million decrease in Southwest Power Pool and MISO transmission service charges, with the MISO decrease mainly related to a decrease in the return on equity component of the MISO tariff from 12.38% to 10.82%.

offset by:

●	A $0.3 million increase in labor costs mainly related to work required to respond to storm outages.

●	A $0.3 million increase in filing expenses related to the 2016 Minnesota general rate case.

Depreciation and amortization expense decreased $0.3 million as a result of extending the depreciable lives of certain assets and other assets reaching the end of their depreciable lives in 2016.

Income tax expense in the Electric segment increased $0.5 million mainly as a result of a $1.5 million increase in income before income taxes.

Manufacturing

	Three Months ended June 30,
(in thousands)	2017	2016	Change	% Change
Operating Revenues	$59,304	$58,452	$852	1.5
Net Income	2,955	3,009	(54)	(1.8)

At BTD Manufacturing, Inc. (BTD), revenues increased $0.2 million as a result of a $0.5 million increase in scrap revenue mainly due to higher scrap metal prices and a $0.2 million increase in revenue from parts sales, offset by a $0.5 million reduction in tooling revenue. Operating margins were lower in the second quarter of 2017 compared with the second quarter of 2016 due to unfavorable product mix in our Minnesota and Illinois plants compared to the second quarter of 2016 along with increased costs for scrapped parts and obsolete inventory in the second quarter of 2017. A $0.4 million decrease in interest expense as a result of the December 2016 refinancing of long-term debt at lower interest rates and a $0.4 million decrease in income tax expense related to the reduction in BTD’s income before income taxes resulted in a $0.4 million decrease in quarter-over-quarter net income at BTD.

At T.O. Plastics, Inc. (T.O. Plastics), revenues increased $0.6 million with increases in all end markets served. Costs of products sold remained flat quarter over quarter as a result of lower material costs in the second quarter of 2017, resulting in improved margins and a $0.4 million increase in net income at T.O. Plastics.

Plastics

	Three Months ended June 30,
(in thousands)	2017	2016	Change	% Change
Operating Revenues	$50,551	$47,112	$3,439	7.3
Net Income	4,637	3,485	1,152	33.1

Plastics segment revenues and net income increased $3.4 million and $1.2 million, respectively. Revenues increased despite a 1.9% decrease in pounds of polyvinyl chloride (PVC) pipe sold as a result of a 9.4% increase in PVC pipe prices between the quarters. The increase in revenue more than offset a $1.6 million increase in cost of products sold, which was primarily due to a 6.3% increase in the cost per pound of PVC pipe sold.

Corporate

Corporate’s $0.9 million increase in net-of-tax costs reflects the receipt of $0.9 million in nontaxable corporate-owned life insurance benefit proceeds in the second quarter of 2016 while no similar benefit proceeds were received in the second quarter of 2017.

2017 Business Outlook

We are raising our 2017 consolidated earnings guidance range to $1.65 - $1.80 per diluted share from $1.60 - $1.75 per diluted share. This guidance reflects the current mix of businesses we own, considers the cyclical nature of some of our businesses, and reflects current regulatory factors and economic challenges facing our Electric, Manufacturing and Plastics segments and strategies for improving future operating results. We expect capital expenditures for 2017 to be $149 million compared with actual cash used for capital expenditures of $161 million in 2016. Major projects in our planned expenditures for 2017 include investments in two large transmission line projects for the Electric segment, which positively impact earnings by providing an immediate return on invested funds through rider recovery mechanisms.

Segment components of our 2017 earnings per share guidance range compared with 2016 actual earnings are as follows:

	2016 EPS by	2017 Guidance February 6, 2017		2017 Guidance May 1, 2017		2017 Guidance August 7, 2017
Diluted Earnings Per Share	Segment	Low	High	Low	High	Low	High
Electric	$1.29	$1.31	$1.34	$1.31	$1.34	$1.31	$1.34
Manufacturing	$0.15	$0.17	$0.21	$0.17	$0.21	$0.17	$0.21
Plastics	$0.27	$0.26	$0.30	$0.26	$0.30	$0.31	$0.35
Corporate	($0.11)	($0.14)	($0.10)	($0.14)	($0.10)	($0.14)	($0.10)
Total – Continuing Operations	$1.60	$1.60	$1.75	$1.60	$1.75	$1.65	$1.80
Return on Equity	9.8%	9.3%	10.2%	9.3%	10.2%	9.7%	10.5%

Contributing to our earnings guidance for 2017 are the following items:

●	We expect 2017 Electric segment net income to be higher than 2016 segment net income based on:

o

Normal weather for the remainder of 2017. Milder than normal weather in 2016 negatively impacted diluted earnings per share by $0.07. Milder than normal weather has negatively impacted diluted earnings per share by $0.03 through the six months ended June 30, 2017.

o

A full year of increased rates compared with 8.5 months in 2016. In March 2017, the Minnesota Public Utilities Commission granted Otter Tail Power Company a revenue increase of approximately 6.2% with a 9.41% return on equity.

o	Rider recovery increases primarily from transmission riders related to the Electric segment’s continuing investments in its share of the Multi-Value Transmission Projects in South Dakota.

o	Expected increases in sales to industrial and commercial customers.

offset by:

o

Increased operating and maintenance expenses of $0.04 per share due to inflationary increases and increasing benefit costs. Included is an increase in pension costs as a result of a decrease in the discount rate from 4.76% to 4.60% and a decrease in the assumed long-term rate of return on plan assets from 7.75% to 7.50%.

o	Higher property tax expense due to large capital projects being put into service.

o

Lower Conservation Improvement Program (CIP) incentives of $0.03 per share in Minnesota as a result of program changes made by the Minnesota Department of Commerce that reduced the CIP incentive cap by 32.5% compared to 2016.

o	Increased costs related to contractual price increases in certain capacity agreements.

●	We expect 2017 net income from our Manufacturing segment to increase over 2016 due to:

o

A slight increase in sales at BTD due to higher lawn and garden end market sales offset by lower end market recreational vehicle sales, capturing new business with existing customers and higher scrap sales.

o	Improved margins on parts and tooling sales at BTD combined with lower interest costs as a result of the refinancing of long-term debt at a lower interest rate in the fourth quarter of 2016.

o

An increase in earnings from T.O. Plastics mainly driven by year-over-year sales growth in our horticulture, life science and industrial markets and lower interest costs as a result of the refinancing of long-term debt at a lower interest rate in the fourth quarter of 2016.

o	Backlog for the manufacturing companies of approximately $84 million for 2017 compared with $81 million one year ago.

●

We are raising our 2017 net income expectations from the Plastics segment to be higher than our original plan, primarily due to our strong second quarter results. The Plastics segment also benefits from lower interest costs as a result of the refinancing of long-term debt completed in the fourth quarter of 2016.

●	Corporate costs in 2017 are expected to be in line with 2016 costs.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, August 8, 2017 at 10:00 a.m. CDT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast.” Please allow extra time prior to the call to visit the site and download any software needed to listen to the webcast. An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2017 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause our actual results to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

●	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.

●

We rely on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If we are unable to access capital at competitive rates, our ability to implement our business plans may be adversely affected.

●

Disruptions, uncertainty or volatility in the financial markets can also adversely impact our results of operations, the ability of customers to finance purchases of goods and services, and our financial condition, as well as exert downward pressure on stock prices and/or limit our ability to sustain our current common stock dividend level.

●

We could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with our long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

●

Declines in projected operating cash flows at BTD or the Plastics segment may result in goodwill impairments that could adversely affect our results of operations and financial position, as well as financing agreement covenants.

●

The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on us.

●

We rely on our information systems to conduct our business and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

●	Economic conditions could negatively impact our businesses.

●	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

●	Our plans to grow and realign our business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●

We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses could expose us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

●	We are subject to risks associated with energy markets.

●

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

●

We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to our shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

●	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●

Otter Tail Power Company’s operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

●

Otter Tail Power Company’s electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair its ability to provide electrical service to its customers or disrupt the U.S. bulk power system.

●

Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect our operating costs and the costs of supplying electricity to our customers.

●

Competition from foreign and domestic manufacturers, the price and availability of raw materials, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●

Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●

We compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of our competitors.

●	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of other risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and six months ended June 30, 2017 and 2016 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended June 30,		Year-to-Date June 30,
	2017	2016	2017	2016
Operating Revenues by Segment
Electric	$102,236	$97,925	$220,787	$210,919
Manufacturing	59,304	58,452	117,721	118,272
Plastics	50,551	47,112	87,708	80,549
Intersegment Eliminations	(5)	(7)	(13)	(16)
Total Operating Revenues	212,086	203,482	426,203	409,724

Operating Expenses
Fuel and Purchased Power	28,853	25,117	64,423	57,703
Nonelectric Cost of Products Sold (depreciation included below)	84,013	80,949	159,290	153,588
Electric Operating and Maintenance Expense	37,850	38,981	76,229	78,999
Nonelectric Operating and Maintenance Expense	10,164	9,238	20,602	20,693
Depreciation and Amortization	17,908	18,525	35,762	36,814
Property Taxes - Electric	3,709	3,589	7,507	7,268
Total Operating Expenses	182,497	176,399	363,813	355,065

Operating Income (Loss) by Segment
Electric	18,730	16,806	46,468	40,034
Manufacturing	5,049	5,805	8,805	9,660
Plastics	7,635	6,005	11,591	9,752
Corporate	(1,825)	(1,533)	(4,474)	(4,787)
Total Operating Income	29,589	27,083	62,390	54,659

Interest Charges	7,527	7,976	14,989	15,970
Other Income	552	1,532	1,105	1,932
Income Tax Expense – Continuing Operations	5,897	5,083	12,260	10,575
Net Income (Loss) by Segment – Continuing Operations
Electric	10,134	9,148	25,694	21,686
Manufacturing	2,955	3,009	5,127	4,862
Plastics	4,637	3,485	7,074	5,637
Corporate	(1,009)	(86)	(1,649)	(2,139)
Net Income from Continuing Operations	16,717	15,556	36,246	30,046
Income from Discontinued Operations - net of Income Tax Expense of $40, $80, $78 and $100 for the respective periods	61	119	117	149
Net Income	$16,778	$15,675	$36,363	$30,195

Average Number of Common Shares Outstanding
Basic	39,462,865	38,179,371	39,406,834	38,058,157
Diluted	39,702,499	38,321,289	39,671,612	38,183,249

Basic Earnings Per Common Share:
Continuing Operations	$0.43	$0.41	$0.92	$0.79
Discontinued Operations	--	--	--	--
	$0.43	$0.41	$0.92	$0.79
Diluted Earnings Per Common Share:
Continuing Operations	$0.42	$0.41	$0.92	$0.79
Discontinued Operations	--	--	--	--
	$0.42	$0.41	$0.92	$0.79

Otter Tail Corporation
Consolidated Balance Sheets
Assets
in thousands
(not audited)

	June 30,	December 31,
	2017	2016

Current Assets
Cash and Cash Equivalents	$--	$--
Accounts Receivable:
Trade—Net	79,029	68,242
Other	7,895	5,850
Inventories	87,267	83,740
Unbilled Revenues	15,560	20,080
Income Taxes Receivable	--	662
Regulatory Assets	16,540	21,297
Other	14,352	8,144
Total Current Assets	220,643	208,015

Investments	8,156	8,417
Other Assets	35,253	34,104
Goodwill	37,572	37,572
Other Intangibles—Net	14,391	14,958
Regulatory Assets	127,479	132,094

Plant
Electric Plant in Service	1,870,928	1,860,357
Nonelectric Operations	214,925	211,826
Construction Work in Progress	188,450	153,261
Total Gross Plant	2,274,303	2,225,444
Less Accumulated Depreciation and Amortization	773,741	748,219
Net Plant	1,500,562	1,477,225
Total	$1,944,056	$1,912,385

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
in thousands
(not audited)

	June 30,	December 31,
	2017	2016
Current Liabilities
Short-Term Debt	$58,117	$42,883
Current Maturities of Long-Term Debt	42,200	33,201
Accounts Payable	94,353	89,350
Accrued Salaries and Wages	15,115	17,497
Accrued Taxes	10,954	16,000
Other Accrued Liabilities	15,142	15,377
Liabilities of Discontinued Operations	1,113	1,363
Total Current Liabilities	236,994	215,671

Pensions Benefit Liability	98,297	97,627
Other Postretirement Benefits Liability	62,980	62,571
Other Noncurrent Liabilities	22,441	21,706

Deferred Credits
Deferred Income Taxes	235,554	226,591
Deferred Tax Credits	22,115	22,849
Regulatory Liabilities	83,561	82,433
Other	5,324	7,492
Total Deferred Credits	346,554	339,365

Capitalization
Long-Term Debt—Net	490,386	505,341

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	197,775	196,741
Premium on Common Shares	341,657	337,684
Retained Earnings	150,558	139,479
Accumulated Other Comprehensive Loss	(3,586)	(3,800)
Total Common Equity	686,404	670,104
Total Capitalization	1,176,790	1,175,445
Total	$1,944,056	$1,912,385

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)

	For the Six Months Ended June 30,
	2017	2016
Cash Flows from Operating Activities
Net Income	$36,363	$30,195
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Income from Discontinued Operations	(117)	(149)
Depreciation and Amortization	35,762	36,814
Deferred Tax Credits	(734)	(828)
Deferred Income Taxes	8,666	9,679
Change in Deferred Debits and Other Assets	8,075	2,680
Discretionary Contribution to Pension Plan	--	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	(695)	6,404
Allowance for Equity/Other Funds Used During Construction	(401)	(475)
Stock Compensation Expense – Equity Awards	1,920	828
Other—Net	39	(76)
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(12,832)	(12,673)
Change in Inventories	(3,527)	4,218
Change in Other Current Assets	2,095	(1,043)
Change in Payables and Other Current Liabilities	(5,878)	(5,441)
Change in Interest and Income Taxes Receivable/Payable	590	4,018
Net Cash Provided by Continuing Operations	69,326	64,151
Net Cash (Used in) Provided by Discontinued Operations	(54)	11
Net Cash Provided by Operating Activities	69,272	64,162
Cash Flows from Investing Activities
Capital Expenditures	(56,354)	(79,158)
Net Proceeds from Disposal of Noncurrent Assets	2,167	1,080
Final Purchase Price Adjustment – BTD-Georgia Acquisition	--	1,500
Cash Used for Investments and Other Assets	(2,431)	(1,719)
Net Cash Used in Investing Activities	(56,618)	(78,297)
Cash Flows from Financing Activities
Changes in Checks Written in Excess of Cash	1,043	(2,024)
Net Short-Term Borrowings (Repayments)	15,234	(31,398)
Proceeds from Issuance of Common Stock – net of Issuance Expenses	4,266	21,645
Payments for Retirement of Capital Stock	(1,799)	(104)
Proceeds from Issuance of Long-Term Debt	--	50,000
Short-Term and Long-Term Debt Issuance Expenses	--	(59)
Payments for Retirement of Long-Term Debt	(6,114)	(106)
Dividends Paid	(25,284)	(23,819)
Net Cash (Used in) Provided by Financing Activities	(12,654)	14,135
Net Change in Cash and Cash Equivalents	--	--
Cash and Cash Equivalents at Beginning of Period	--	--
Cash and Cash Equivalents at End of Period	$--	$--